Exhibit 99.1

7701 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com
News Release

From:	Belden
Dee Johnson
314.854.8054
For Immediate Release — July 14, 2008
BELDEN ANNOUNCES CALL FOR REDEMPTION OF ALL OUTSTANDING 4.00%
CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
ST. LOUIS, Missouri — Belden (NYSE: BDC) announced today that it has called for redemption and will redeem on July 31, 2008 (the “Redemption Date”), all of its $110 million aggregate outstanding principal amount 4.00% Convertible Subordinated Debentures due 2023 (the “Debentures”).
The redemption price is 100% of the aggregate principal amount, plus accrued and unpaid interest to the Redemption Date, for a total of $1,001.78 for each $1,000 principal amount of Debentures.
As a result of the call for redemption, holders of Debentures have the option to convert each $1,000 principal amount of their Debentures into 56.8246 shares of Belden’s common stock (a conversion price of approximately $17.598). That conversion right will expire at 4:00 p.m. Eastern Daylight Time on July 30, 2008, which is the business day prior to the Redemption Date. Cash will be paid in lieu of any fractional shares of common stock upon conversion.
For all quarters since the third quarter of 2004, the Company has taken into account in computing diluted earnings per share the impact of shares issuable with respect to the conversion of the Debentures. As a result, the Company does not anticipate that the actual issuance of shares upon the potential conversion of any of the Debentures would be dilutive to the Company’s earnings.
John Stroup, President and Chief Executive Officer of Belden said: “In 2007, we inserted a net share settlement feature into the convertible debt agreement to reduce the dilution associated with this instrument. We expect to finance the cash involved in either a redemption or a conversion with a combination of cash from operations and borrowings under our revolving credit facility.”
Holders of Debentures that are not converted but are redeemed will receive the redemption price in cash. Interest will cease to accrue on the Debentures on the Redemption Date. After conversion of Debentures as described above, and the redemption of any Debentures on the Redemption Date, none of the Debentures will remain outstanding.
A Notice of Redemption, which more fully describes the terms and conditions of redemption or conversion, has been sent to all holders.
Forward-Looking Statements
Statements in this release other than historical facts are “forward-looking statements.” These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Some of the factors that could cause actual results to differ from expectations include general economic and market conditions and other factors beyond the Company’s control. Please see the Risk Factors in the Company’s Annual Report on Form 10-K filed on February 29, 2008, for additional information about factors that could cause the Company’s results to differ from expectations.
This news release may contain forward-looking statements about such matters as our intent to redeem the outstanding $110 million aggregate principal amount of the Debentures on the Redemption Date; our intent to convert Debentures as to which conversion is elected in lieu of redemption; and our payment of the redemption price for the outstanding Debentures (and any cash in lieu of fractional shares) from cash flow from operating activities and borrowings under our revolving credit facility. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except for its ongoing obligations to disclose material information under the federal securities laws, the Company disclaims any duty to update any forward-looking statements as a result of new information, future developments or otherwise.
About Belden
Sending All the Right Signals — from industrial automation to data centers, from broadcast studios to aerospace, from cutting-edge wireless communications to consumer electronics, Belden people are committed to delivering the best signal transmission solutions in the world. Our 8,000 associates worldwide work in copper cable, fiber, wireless technology, connectors, switches and active components to bring voice, video and data to your mission-critical application. With 2007 revenue of $2.0 billion, Belden has manufacturing capability in North America, Europe and Asia. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.